Exhibit 10.1

THIRD AMENDMENT TO LEASE

Torotel, Inc.; 520 N. Rogers Road, Olathe, KS

THIS THIRD AMENDMENT TO LEASE ("Amendment") is made and entered into to be effective as of August 30, 2017, by and between 96-OP Prop, L.L.C., a Kansas limited liability company ("Lessor"), and Torotel, Inc., a Missouri corporation ("Lessee"), who agree as follows:

WHEREAS, Lessor and Lessee are parties to that certain Standard Industrial/Commercial Multi- Tenant Lease - Net dated as of July 23, 2010, as previously amended by First Amendment to Lease dated as of December 20, 2013, and by Second Amendment to Lease dated as of October 31, 2016 (as amended, the "Lease"), pursuant to which Lessor leases to Lessee certain premises currently identified as 520 & 550 N. Rogers Road (the "Premises"), in Building 4 (the “Building”) in the Lessor’s Lindenwood Business & Technical Center (the “Project”), Olathe, KS; and

WHEREAS, the parties desire to reconfigure the Suite 520 entry design and make certain Rent and Security Deposit adjustments on the terms and conditions set out in this Amendment;

NOW, THEREFORE, in consideration of the above, and for other good and valuable consideration, receipt of which is hereby acknowledged, subject to all of the terms, covenants and conditions herein and in the Lease, the parties agree that the Lease shall be and hereby is modified, amended and superseded in the following particulars:

1 Definitions. Each capitalized term used in this Amendment shall have the same meaning as is ascribed to such term in the Lease, unless otherwise modified herein.

2 Premises. The Premises is identified as 520 N. Rogers Road, Olathe, KS, comprising +/- 72,388 RSF of area in the Building (provided, since the Premises area also includes the original Suite 550 Premises area, Lessor has agreed that it will not reassign the Suite 550 designation to another tenant space).

3 Lease Term. The Term of the Lease is not affected by this Amendment; The Term will continue through and expire on December 31, 2026 (subject to earlier termination upon exercise of Lessee’s Early Termination Option or Self-Help Termination Option, or further extension pursuant to exercise of Lessee’s Extension Option(s), all as provided in the Second Amendment to Lease).

4 Net Base Rent.Through the Lease Term, the net Base Rent for the Premises shall be adjusted to be payable in the following monthly amounts:

For September - October 2017, Lessor will grant a $37,500.00 lump sum abatement, to be applied @ $18,750.00 per month, to result in reduced rent as follows:

MonthlyAnnual $ September 1, 2017 - October 31, 2017:Net Rentper RSF

originally scheduled:$26,843.88 partial abatement:(18,750.00)

as partially abated:$   8,093.88$ 8,093.88

unchanged through the balance of the Term at:
November 1, 2017 - December 31, 2018:	$26,843.88	$4.45
January 1, 2019 - December 31, 2019:	$29,256.82	$4.85
January 1, 2020 - December 31, 2020:	$32,876.22	$5.45
January 1, 2021 - December 31, 2021:	$35,289.15	$5.85
January 1, 2022 - December 31, 2022:	$36,495.62	$6.05
January 1, 2023 - December 31, 2024:	$37,702.08	$6.25
January 1, 2025 - December 31, 2026:	$38,908.55	$6.45

5 Lessee’s Share of Common Area Operating Expenses and Taxes. Lessee's Share is a deemed 34.7%, and Lessee’s Share of Real Estate Taxes, Insurance, CAM and Central Plant charges are unchanged and will continue to be payable in the amounts and on the terms and conditions set out in the Second Amendment to Lease.

6 Security Deposit; Additional Surety. Lessee’s Security Deposit is $55,000.00 and Lessee has also provided Lessor with an unconditional, irrevocable letter of credit (the “LOC”) in the amount of Three Hundred Fifty Thousand Dollars ($350,000.00). Lessor agrees to accept an amendment to the LOC (as amended, the “LOC”) to provide for continuation of the LOC on the following revised terms:

The amount of the LOC shall be Three Hundred Thousand Dollars ($300,000.00). The LOC shall not have an expiration date earlier than December 31, 2018, and shall be timely extended or replaced each year (at least 30-days prior to expiration) to continue year-to- year through the Lease Term; provided, however, if the Lessee has not been in material default of its obligations under the Lease at any time during the prior calendar year (beyond applicable grace, notice and cure periods), then for the calendar year 2020, the amount of the LOC may be reduced by $25k, and each year thereafter, the amount of the LOC may be reduced by $75k per year (thus, a reduced LOC balance of $275k for 2020,

$200k for 2021, $125k for 2022, $50k for 2023; $-0- after 2023). Lessee hereby grants to Lessor a security interest in the LOC and the cash portion of the Security Deposit, which shall be held by Lessor in accordance with applicable provisions of the Lease and the provisions hereof. The LOC shall be freely assignable by Lessor to Lessor’s successors in interest (but only in connection with sale or financing of the of the Building and/or assignment or collateral assignment of the Lease). The LOC shall be retained and may be drawn upon by Lessor as additional security for Lessee’s faithful performance and observance of the covenants, agreements and conditions of this Lease.

7 Condition of Premises. Lessee occupies and is conducting its business in the Premises and accepts the Premises (and all of Lessor’s Work previously completed in the Premises) in “as is” “where is” condition and configuration.

Notwithstanding the above, Lessor, at Lessor’s expense, will construct and install a new Premises entry to be substantially as depicted in the conceptual Schematics attached hereto as Revised Exhibit Schedule "C-3".

8 Building Mounted Signage. Lessee, at Lessee’s expense, may install compliant building mounted signage on the west, south and east facades of the building; such signage shall be subject to Lessor’s reasonable approval and otherwise in compliance with the requirements of Lease Section 53.

9 Expansion/Extension/Early Termination Options and Allowances. Except for the Early Termination Option, the Extension Option and the Self-Help Termination Option specifically granted in the Second Amendment to Lease, there are no carry-over or remaining extension options, rights of first offer, expansion options, early termination options, right of recapture and/or any other options or allowances available to Lessee or Lessor under the Lease and, to the extent that any such options or allowances may have previously been granted or were applicable or available during any prior portion of the Lease Term, they are hereby deemed inapplicable and of no further force or effect.

10 Ratification of Lease; Estoppel. The Lease, as hereby amended, is ratified and confirmed in its entirety and shall continue in full force and effect, subject to the terms and provisions thereof and hereof. Lessee and Lessor hereby confirm that the Lease is in full force and effect, has not been changed, modified or amended, except as summarized above, and is free from default by Lessor and/or Lessee. Lessee and Lessor are not aware of and have no notice of any claim, litigation or proceeding pending or threatened against the Lessor or relating to the Lease, and there are no claims or basis for allowances, concessions, offsets or entitlement under the Lease or against Lessor or otherwise, except as provided in this Amendment. Lessee and Lessor represent to each other that they are not aware of and have no notice of any violation of any law or statute, code, ordinance or directive relating to the use or conditions of the Building or Lessee's operations therein.

11 Authority. The undersigned parties signing on behalf of Lessor and Lessee represent and warrant to the other that each has full authority to enter into this Amendment and further agree to hold harmless, defend and indemnify the other from any claims or losses (including reasonable attorneys fees) arising from any lack of such authority.

12 Broker. The parties represent to each other that they have not dealt with any real estate brokers, salespersons or finders in connection with the negotiation of this Amendment and no person or entities representing Lessee or Lessor are entitled to any compensation or commission in connection herewith.

13 Submission; Signatures. Submission of this Amendment by Lessor to Lessee for examination and/or execution shall not in any manner bind Lessor and no obligation on Lessor shall arise under this Amendment until and unless this Amendment is accepted and signed by an authorized agent of Lessor. This Amendment may be signed in multiple counterparts, by digital, facsimile or electronically transmitted signature, copies which when assembled together with both parties’ signatures shall be binding on the parties as originals.

14 Binding Effect. The Lease, as hereby amended, shall continue in full force and effect, subject to the terms and provisions thereof and hereof. This Amendment shall be binding upon and inure to the benefit of Lessor, Lessee and their respective successors and permitted assigns.

15 Conflict. Except as otherwise set forth above, or as may otherwise be inconsistent with the terms hereof, all of the terms, conditions and provisions of the Lease shall continue to apply and continue in full force and effect. In the event of any conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall control.

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the date first set forth above.

Lessor:Lessee:

96-OP Prop, L.L.C.,Torotel, Inc.,

a Kansas limited liability companya Missouri corporation

By: By:

Paul P. Denzer, its ManagerHerb Sizemore, its President

Revised Exhibit “C-3" - Schematic Drawing

Torotel, Inc. - 520 N. Rogers Road, Olathe, KS

(conceptual schematic for new Premises entry)

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